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                                                                EXHIBIT 10.13


                                   RESTRAC
                             EMPLOYMENT AGREEMENT


      This Agreement is made as of ______________ between Restrac, Inc., with a principal place of business at One Dedham Place, Dedham, Massachusetts, ("Restrac") and __________________________, of
_______________________________________, (the "Employee").


1. Employment.

      Restrac hereby employs the Employee, and the Employee accepts employment with Restrac. While this Agreement remains in effect, the Employee will devote his or her full time and best efforts to Restrac's business. The Employee will perform such duties commensurate with his or her qualifications and experience as are assigned from time to time by Restrac's designated representative.

2. Term of Employment.

      The Employee's employment with Restrac will be at will, terminable by either party effective upon written notice, with or without cause.

3. Compensation.

      The Employee will receive minimum compensation and benefits as set forth in the attached Compensation Schedule. The Employee will be reimbursed for his or her reasonable expenses incurred in connection with Restrac's business in accordance with Restrac's policies.

4. Non-Disclosure.

      The Employee acknowledges that Restrac is the owner of valuable trade secrets, computer programs and related materials and other data, concepts or information which are not public and are proprietary or confidential ("Restrac's Confidential Information"), and in order for Restrac to render services to its clients, the clients furnish to Restrac information concerning business affairs, finances, properties, methods of operation or other data which are not public and are proprietary or confidential ("Client's Confidential Information"). Accordingly, the Employee agrees to maintain both Restrac's Confidential Information and the Client's Confidential Information in strict confidence and not to use either for his or her benefit, both during and after the term of this Agreement. The Employee's obligation of confidentiality will not apply to information which the Employee can clearly demonstrate to be or to have become publicly known other than by a breach of the Employee's obligations hereunder.

5. Assignment of Rights.

      The Employee agrees that all works, ideas and inventions made by him or her during the term of his or her employment (including those made prior to the date of this Agreement) which involve software whose primary purpose is succession planning or applicant tracking, or which otherwise directly relate to Restrac's actual or proposed business, and all proprietary rights therein, including but not limited to rights of patent, copyright and trade secret, shall be the exclusive property of Restrac and works for hire under the United States Copyright Law.

6. Non-Competition.
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      While the Employee continues to be employed by Restrac, the Employee shall not render any direct or indirect assistance to any company or enterprise other than Restrac which is in the business of software sales, development or support, without the prior written consent of Restrac. However, this section shall not prohibit volunteer work for any company or enterprise which is not in the business of applicant tracking or succession planning, nor shall it prohibit investments in any company whose securities are publicly traded. Unless waived by a disinterested majority of the Board, the Employee shall not, during the period of Employee's employment with the Company and (provided, in the case of a Company Election as hereinafter described, that the Company pays the Employee the Severance Payments (as hereinafter defined)), for the period specified in the Company Election following the termination of such employment for any reason whatsoever, (i) directly or indirectly engage in any competitive Business (as hereinafter defined), whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Competitive Business, (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), (iii) induce employees of Restrac or its subsidiaries to terminate their employment with Restrac or such affiliate or subsidiary or engage in any Competitive Business or
(iv) employ any employees of Restrac in any entity affiliated or associated with the Employee. The term "Competitive Business" means and includes any business or activity in which Restrac is at the time of such termination actively engaged
(or has been actively engaged at any time during Employee's employment with Restrac, or at the time of such termination, has such engagement under active consideration by the Board) within any geographic area in which Restrac is at such time or during such employment has been actively conducting such business or activity or within any geographic area as to which the Board is at the time of such termination actively considering expansion of such business or activity; provided, however, that the ownership of no more than 2% of the outstanding capital stock of a corporation traded on a national securities exchange or the over-the-counter market shall not be deemed engaging in a Competitive Business. In the event of termination of Employee's employment for any reason, Restrac may, at its option, within thirty (30) days make an election (the "Company Election") specifying the number of months (not more than 24) during which the Employee must refrain from the actions described in (i)-(iv) above, and so notify the Employee; and Restrac shall make payments to the Employee, monthly in arrears, at a rate equal to twenty percent (20%) of the base salary of the Employee in effect at the time of such termination, and for the number of months specified in the Company Election; provided, that the amount of the Severance Payment for any such month may be offset by the amount, if any, of severance or other termination payments by Restrac to the Employee with respect to such month (with appropriate proration over a period of twelve (12) months of any lump sum severance or other termination payments to the Employee).

7. General

      (a) This Agreement (including the attached Compensation Schedule) is the entire agreement of the parties, on the subject hereof, and supersedes all previous communications. No waiver or modification of its provisions shall be effective without a writing signed by the party against whom such waiver or modification is sought to be enforced.

      (b) The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof. In the event that the non-competition provision in Section 6 is determined by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the extent that it is legally enforceable.

      (c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                                                            RESTRAC
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____________________                By ___________________ Its _______________
     Employee





            COMPENSATION SCHEDULE

Employee's Title:

Employee's Semi-Monthly Salary:

Benefits:   Health, Life, Disability, Dental, Health Club, PC Purchase Plan

Vacation:   10 Paid Vacation Days/Year (Accrued)
             2 Personal Days/Year
            10 Paid Restrac Observed Holidays/Year

Reviews: Annual performance review on anniversary of start date. Salary may be adjusted at that time.

Comments: